NASDAQ: RBPAA

Royal Bank America
branches in:

Bridgeport
Jenkintown
King of Prussia
(@ 202 North)
King Of Prussia
(@ Beidler)
Narberth
Philadelphia (15th Street)
Philadelphia
(Castor Avenue)
Philadelphia
(Fairmount Ave)
Philadelphia
(Grant Avenue)
Philadelphia
(Walnut Street)
Phoenixville
Reading
Shillington
Trooper
Turnersville, NJ
Villanova

Royal Asian Bank
branches in:

Philadelphia
(Cheltenham)
Philadelphia (Castor)
Upper Darby

FOR IMMEDIATE RELEASE
CONTACT:

Marc Sanders, Director of Marketing
610-668-4700 x277
marcsanders@royalbankamerica.com

                         ROYAL BANK AMERICA’S PARENT COMPANY REPORTS:
                         •      7th CONSECUTIVE YEAR OF RECORD EARNINGS
                         •      EARNINGS FOR THE YEAR ECLIPSED $20 MILLION
                         •      TOTAL ASSETS TOPPED $1.2 BILLION

(Narberth, PA) – January 20, 2005 – Royal Bank America reports that consolidated earnings for its holding company, Royal Bancshares of Pennsylvania, Inc., (NASDAQ-RBPAA) for the three-month period ended December 31, 2004 and 2003, were $5.4 million. Consolidated earnings for the twelve-month period ended December 31, 2004 were $20.0 million as compared to $18.5 million for the same twelve-month period ended December 31, 2003, an increase of 8%. Consolidated basic earnings per share for the twelve-month period ended December 31, 2004 and 2003, were $1.60 and $1.49, respectively.

Consolidated total assets increased 4% to $1.21 billion at December 31, 2004, as compared to $1.15 billion at December 31, 2003. Investment securities increased to $584 million at December 31, 2004, as compared to $565 million at December 31, 2003, an increase of 3%. Total consolidated shareholders’ equity rose to $141 million for the period ending December 31, 2004, as compared to $135 million for the period ended December 31, 2003, a 4% increase.

On January 19, 2005, the Board of Directors of Royal Bancshares of Pennsylvania, Inc. declared its 39th consecutive quarterly cash dividend. This dividend will be twenty-five cents ($.25) per share for holders of Class A common stock and twenty-eight and seventy-five hundredths cents ($.2875) per share for holders of Class B common stock of Royal Bancshares of Pennsylvania, Inc. The record date is February 7, 2005, and the payment date is February 21, 2005.

Royal Bank America President and CEO Joseph P. Campbell stated, “We are extremely pleased to report our 7th consecutive year of record earnings considering the significant expense incurred with the launch of our Korean-American division, Royal Asian Bank, and its subsequent rapid expansion.”

Royal Bancshares of Pennsylvania, headquartered in Narberth, Pennsylvania, operates sixteen full-service branch offices throughout southeastern Pennsylvania and southern New Jersey under the name Royal Bank America and three locations under the name Royal Asian Bank. Together, Royal Bank America and Royal Asian Bank offer a wide variety of products and services, including commercial real estate loans, residential mortgages, deposit accounts and Internet Banking solutions at www.royalbankamerica.com and www.royalasianbank.com.

The foregoing material is unaudited and may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Joseph P. Campbell, President and CEO
Royal Bancshares of Pennsylvania, Inc
Parent Company of Royal Bank America

ROYAL BANCSHARES OF PENNSYLVANIA CONDENSED INCOME STATEMENT

	Three Months Ended Dec. 31		Twelve Months Ended Dec. 31

(in thousands, except for earnings per share)	2004	2003	2004		2003

	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income	$16,990	$17,938	$67,541		$72,320
Interest Expense	6,809	7,053	27,301		29,941

Net Interest Income	10,181	10,885	40,240		42,379
Provision for Loan Losses	—	160	6		674

Net Interest Income after Provision	10,181	10,725	40,234		41,705
Non Interest Income	2,691	1,549	13,160		3,704
Non Interest Expense	5,864	4,949	25,447		18,887

Income before Taxes	7,008	7,325	27,947		26,522
Income Taxes	1,645	1,942	7,914		7,996

Net Income	5,363	5,383	20,033		18,526
Earnings per share –basic (1)	.43	.43	1.60		1.49

SELECTED RATIOS:
Return on Average Assets	1.8%	1.8%		1.7%	1.6%
Return on Average Equity	15.2%	16.1%		14.6%	14.5%
Average Equity to Assets	11.8%	11.3%		11.5%	11.0%
Book Value Per Share	$11.24	$10.79

CONDENSED BALANCE SHEET

(in thousands)	Dec. 31, 2004 (unaudited)	Dec. 31, 2003
Cash and Cash Equivalents	$27,109	$25,070
Investment Securities	584,261	565,337
Loans Held for Sale	2,204	3,157
Loans (net)	454,775	500,131
Premises and Equipment (net)	72,433	7,480
Accrued Interest receivable	15,634	16,353
Other Assets	48,858	36,882

Total Assets	$1,205,274	$1,154,410

Deposits	$742,382	$791,059
Borrowings	278,249	212,000
Other Liabilities	14,338	15,653
Subordinated debentures	25,774	—
Minority Interest	3,655	865
Shareholders’ Equity	140,876	134,833

Total Liabilities and Shareholders Equity	$1,205,274	$1,154,410

The above 2004 financial statements include consolidation of Equity Real Estate Investments, owned by Royal Bancshares, which are required as a result of FIN 46(R) “Variable Interest Entities.”

(1) Earnings per share for the three-months and twelve-months ended December 31, 2003 have been restated for a stock dividend declared in 2004.